Exhibit 10.1

815 Chestnut Street • North Andover, MA • 01845-6098 • Tel. (978) 688-1811

June 15, 2009

Mr. Josh C. Fu

No 52 Tomson Golf Villas, No 1 Long Dong Avenue

Pu Dong District, Shanghai, 201203 PRC

Dear Josh:

This letter agreement confirms your resignation of employment with Watts Water Technologies, Inc. and (if and when applicable) all of its subsidiaries (including, in particular, its Asia/China subsidiaries) (collectively, the “Company”), and your resignation from any and all other offices or positions you officially or unofficially hold with respect to any divisions or business units of the Company.  In connection with your resignation, you are eligible to receive the listed severance benefits described in the “Description of Severance Benefit” attached to this letter agreement as Attachment A if you sign and return this letter agreement to Gregory Michaud, EVP of Human Resources at 815 Chestnut Street, North Andover MA 01845 or by fax to 978-689-6023, by July 8, 2009 and it becomes binding between you and the Company.  By signing and returning this letter agreement and not revoking your acceptance, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3.  Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given more than twenty-one (21) days to do so.  If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it.  You must deliver a written notice of such revocation to Gregory Michaud at the Company.  If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

If you choose not to sign and return this letter agreement by July 8, 2009 or if you timely revoke your acceptance in writing, your employment with the Company will be terminated and you will not receive any severance benefits from the Company.  You will, however, receive payment as soon as administratively feasible for any wages and unused vacation time accrued through the Resignation Date.  Also, regardless of signing this letter agreement, you may elect to continue receiving group sponsored health insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  You shall pay all premium costs for “COBRA” on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.  All other benefits, including life insurance and long-term disability insurance, will cease upon your Resignation Date.

Watts Water Technologies, Inc.

All unvested stock options will be cancelled and all unvested shares of restricted stock will be forfeited to the Company on the Resignation Date.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it within the seven (7) day period:

1.               Resignation Date — Your effective date of resignation from the Company will be the date you sign this letter agreement (the “Resignation Date”).

2.               Description of Severance Benefits — The severance benefits paid to you if you timely sign and return this letter agreement and do not revoke your acceptance are described in the “Description of Severance Benefit” attached as Attachment A (the “severance benefit”).  In connection with the severance benefit provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under all applicable laws, and you shall be solely and ultimately responsible for all applicable taxes with respect to such severance benefits under all applicable laws.  You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in Attachment A.

3.               Release — In consideration of the payment of the severance benefit, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Watts Water Technologies, Inc., and its respective, officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities), and all employee benefit plans and plan fiduciaries (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have (or may have) against the Released Parties, including, but not limited to, any and all claims arising out of your employment (legal or de-facto) with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et. seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee

Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., Executive Order 11246, and Executive Order 11141, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, §1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, and the Massachusetts Small Necessities Leave Act, M.G.L. c. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory,  any federal, state or local statute or ordinance or any laws or regulations of the People’s Republic of China (“PRC”) not expressly referenced above; provided, however, that nothing in this letter agreement: (a) prevents you from filing, cooperating with or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); or (b) waives any rights you have to receive your accrued benefits under the Company’s Pension Plan in accordance with its respective terms.

4.               Non-Disclosure and Confidential Information — You agree that you will keep confidential all non-public information concerning the Company or any of the Released Parties that you acquired during the course of your employment with the Company and all developments and inventions.  You further agree to comply with any obligations regarding confidential information, non-solicitation, non-competition and inventions set forth in any agreements previously entered into by you with the Company or its predecessors. Such provisions and obligations shall remain in effect notwithstanding this letter agreement and the ending of your employment.  You acknowledge that during the course of your employment with the Company you have acquired knowledge of, and/or had access to, trade secrets, confidential and proprietary information of the Company and of third parties which is subject to confidentiality and other agreements by and between the Company and those third parties (“Confidential Information”).  Such Confidential Information, includes, but is not limited to: financial and pricing information; business, research, and new product plans and strategies; patent applications and invention disclosures; yields, designs, efficiencies, and capacities of production methods, processes, facilities and systems at the Company and its contractors; customer and vendor lists, key contacts, habits, and product and purchasing plans; marketing information, plans and strategies; existing and anticipated agreements with customers, vendors, and other third parties; product design and related information; information regarding the

Company employees, their projects, and their salaries, benefits and other personnel information.  You agree that you will not use or disclose to others any Confidential Information.

5.               Non-Solicitation of Employees - You agree that for a period of 9 months following the termination of your employment with the Company you shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on your own behalf or on behalf of any other person or entity) the employment or termination of any employee or consultant of the Company or any of the Company’s parents, subsidiaries, or affiliates.  This provision shall not apply to employees of the Company or of the Company’s subsidiaries, or affiliates that have been terminated for a period of six months or longer.

6.              Non-Competition and Non-Solicitation of Customers.  In your employment with the Company, you have developed or may have helped developed, have access to and learn significant secret, confidential, and proprietary information relating to the business of the company.  In addition, you have been or were provided with contact with customers, prospective customers, suppliers and other vendors of the Company.  You have been expected to develop good customer and/or vendor relationships, as well as intimate knowledge regarding the Company’s technology, products, services, systems, methods, and operations.

You also acknowledge that the Company has invested substantial resources and time to developing the technology, products, services, systems, methods, and operations, all of which are highly valuable assets to the Company.  You agree that the Company has spent and will continue to spend substantial effort, time, and resources in developing and protecting its technology, products, services, systems, methods, and operations, and relationships with its customers and vendors.  You also agree that the Company’s competitors would obtain an unfair advantage if you were to disclose the Company’s Confidential Information (as defined below) to a competitor, used it on a competitor’s behalf, or if you were able to exploit the relationships you developed in your role with the Company to solicit business on behalf of a competitor.

Accordingly, you agree that:

a) You shall not, for a period of 9 months after the termination of your employment for any reason, directly or indirectly, on your own behalf, or as an employee, representative or agent of a third party, by ownership or any type of interest in any business enterprise, or by any other means whatsoever, engage in any business in the PRC that designs, manufactures or sells water-based heating, ventilation or air conditioning (“HVAC”) products, water distribution products, water safety products or flow control products primarily for the HVAC, water distribution, water quality, water safety, water flow control or water conservation markets (collectively, a “Competitor’s Business”), or become associated with or render services to a Competitor’s Business so engaged.

b) For a period of 9 months after termination of your employment for any reason (whether with or without cause) you shall not, directly or indirectly, call upon or solicit any Company customer for any purpose or business that is competitive with the Company’s business, nor shall you permit a Competitor’s Business controlled directly or indirectly by you to do so.  Mere ownership as a passive investor of not more than five percent (5%) of the securities of a corporation or other business enterprise shall not be deemed control of or an association with such corporation or enterprise for purposes of this Agreement.

You agree that these restrictions are reasonable, no greater than what is required to protect the Company’s legitimate interests with respect to trade secrets, confidential information and customers, and customer relationships, and do not impair or prevent you from earning a living.

It is the intention of the parties to restrict your activities only to the extent necessary for the protection of the Company’s legitimate business interests. To the extent that this restrictive covenant of this letter agreement shall be determined to be invalid or unenforceable in any respect or to any extent, the covenant shall not be rendered invalid, but instead shall be automatically amended for such lesser term or to such lesser extent, or in such other degree, as may grant the Company the maximum protection and restrictions on your activities permitted by applicable law in such circumstances. The non-competition and non-solicitation obligations contained in this letter agreement shall be extended by the length of time during which you shall have been in breach of any of said provisions.

You acknowledge that any violation of the confidentiality, non-competition or non-solicitation provisions of this letter agreement would result in irreparable injury to the Company, which are serious yet difficult to measure.  You therefore agree to pay to the Company as liquidated damages a one-time amount equal to three times the total amount of severance benefit paid to you pursuant to this letter agreement in the event that you are found to have breached any of the confidentiality, non-competition and non-solicitation provisions in this letter agreement. You acknowledge and agree that the liquidated damages provided for in this paragraph are fair and reasonable.  If the Company incurs and/or seeks redress for any violation, you promise and agree to pay all costs, court costs, fees and expenses, including actual attorney’s fees, incurred by the Company to enforce this letter agreement and/or recover and collect damages for any violation, whether or not litigation is commenced.

7.               Return of Company Property — You confirm that you have returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, Company proprietary and confidential information and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

8.               Business Expenses and Compensation — You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you.

9.               Cooperation - You agree to make yourself available upon reasonable notice from the Company or its attorneys to provide testimony as a witness through declarations, affidavits, depositions or at a hearing or trial, and to work with the Company in preparation for such event, and to cooperate with any other reasonable request by the Company in connection with the investigation, defense or prosecution of any mediation, arbitration, administrative hearing, or lawsuit to which the Company is a party, currently pending or filed after the Resignation Date.  If the Company so requests your cooperation in connection with any legal matter then the Company agrees to pay for any reasonable out-of-pocket expenses, such as economy class airfare or lodging, that you incur in connection with assisting the Company, provided you notify the Company in advance of what your reasonable expenses are expected to be and receive prior written approval from the Company for such expenses.

10.         Non-Disparagement — To the extent permitted by all applicable laws, you understand and agree that as a condition for payment to you of the severance benefits, you shall not make any false, disparaging or derogatory statements in public or private to any person, entity or media outlet regarding the Company or the Released Parties, or about the Company’s or the Released Parties’ business affairs, practices, products, services, and financial condition.

11.         Amendment — This letter agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto.  This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

12.         Waiver of Rights — No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

13.         Validity — Should any provision of this letter agreement be declared or be determined by any court (or arbitration tribunal) of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

14.         Confidentiality — To the extent permitted by law, you understand and agree that the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you, your agents and your representatives and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by an authorized agent of the Company.

15.         Nature of Agreement — You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

16.         Acknowledgments — You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, including Attachment A, and that the Company advised you in writing to consult with an attorney of your own choosing prior to signing this letter agreement.  You understand that you may revoke this letter agreement for a period of seven (7) days after you sign it, and that this letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this letter agreement you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (“ADEA”).  You understand and agree that such waiver and release of claims under the ADEA does not apply to any rights or claims that may arise under the ADEA after the date of execution of this letter agreement, and that nothing in this letter agreement prohibits you from challenging the validity of this letter agreement’s waiver and release of claims under the ADEA.  You also understand and agree that you have received consideration beyond that to which you were previously entitled.

17.         Voluntary Assent — You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You state and represent that you have had an opportunity to discuss fully and review the terms of this letter agreement, including Attachment A, with an attorney.  You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

18.         Enforcement and Consequences of Breach — Employee agrees that if he breaches any provision of this Agreement, then the Company shall be entitled to recover from him damages flowing from such breach, Employee will not be entitled to any of the Retention Benefits described in paragraph 2 above, and Employee will be liable for the costs and attorneys’ fees that the Company and other Released Parties incur in any action arising as a result of his breach, to the maximum extent permitted by law.  However, nothing in this Agreement will interfere with Employee’s right to challenge the enforceability of this Agreement’s release of claims under the ADEA, and Employee shall not be required to tender back payments made to Employee nor will Employee be liable for the costs and attorneys’ fees that the Company and other Released Parties incur in connection with a challenge by Employee of the release of claims under the ADEA.

19.         Applicable Law and Consent to Jurisdiction — This letter agreement shall be interpreted and construed solely by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

20.         Non-PRC Employee Status — As an employee/officer of Watts Water Technologies, Inc. incorporated in the Commonwealth of Massachusetts of the United States, you undertake not to claim or enjoy any PRC employee status or any rights, privileges, benefits or entitlements associated with such status, or to initiate any legal proceedings, under the PRC laws or regulations, notwithstanding your primary office in the PRC or your registration with any PRC authorities as an expatriate employee (seconded to the PRC) for PRC work permit application and/or tax registration purposes, and will indemnify the Company against any claims or liabilities, losses or damages, expenses or penalties resulting from your breach of this undertaking.

21.         Entire Agreement — This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your resignation of employment with the Company, your severance benefits and the settlement of claims against the Company, except as provided in Paragraph 4 above, and cancels all previous oral and written negotiations, agreements, commitments and writings (including, but not limited to, the offer letter issued by Watts Water Technologies, Inc. on Nov. 21, 2007 and accepted by you on Nov. 28, 2007, and all other employment documents  that may have been issued to you by Watts Water Technologies, Inc. or any of its subsidiaries) in connection therewith.  This letter agreement may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument, and delivery of an executed counterpart by fax or e-mail shall be equally effective as delivery of a manually executed counterpart of this letter agreement.

If you have any questions about the matters covered in this letter agreement, please call Gregory Michaud at 978-689-6043.

Very truly yours,

Watts Water Technologies, Inc. (also for and on behalf of its subsidiaries)

By:	/s/ Gregory J. Michaud
	Name:	Gregory J. Michaud
	Title:	Executive Vice President, Human Resources

I hereby agree to the terms and conditions set forth above and in Attachment A.  I have been given at least twenty-one (21) days to consider this letter agreement (including Attachment A) and I have chosen to execute this on the date below.  I have been advised to consult an attorney before signing this letter agreement.  I acknowledge that I have not relied on any representation or statement other than those contained in this letter agreement.  I intend that this letter agreement will become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

/s/ Josh C. Fu	July 8, 2009
Josh C. Fu	Date

To be returned by July 8, 2009

ATTACHMENT A

DESCRIPTION OF SEVERANCE BENEFIT

1.               The Company will pay you $106,125, less all applicable taxes and withholdings (including, but not limited to, PRC taxes and withholdings).  This payment will be paid in one lump sum in accordance with the Company’s normal payroll practices, but in no event earlier than the eighth (8th) day after execution, timely return, and non-revocation of this letter agreement.  At your request, the Company will pay this amount to you in China in Renminbi using the exchange rate on the day the conversion or comparison is made.

2.               The Company will pay you $106,125, less all applicable taxes and withholdings (including, but not limited to, PRC taxes and withholdings).  This second payment will be paid in one lump sum nine months after the date of execution of this letter agreement provided that this letter agreement is timely executed, you do not revoke your acceptance, and the letter agreement becomes binding between you and the Company.  At your request, the Company will pay this amount to you in China in Renminbi using the exchange rate on the day the conversion or comparison is made.

3.               Effective as of the Resignation Date, if you elect to continue receiving group health coverage pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., during the nine month period from July 1, 2009 through March 31, 2010, the Company will pay the full COBRA costs associated with the medical and dental coverage you have elected.  The remaining balance of any COBRA premium costs after this nine month period, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits.

4.               The Company will waive any and all claims for repayment of $72,237 in overpayments of your base salary for the ten month period between September 2008 and June 2009 provided that this letter agreement is timely executed, you do not revoke your acceptance, and the letter agreement becomes binding between you and the Company.